ACSB	Acquavella, Chiarelli, Shuster, Berkower & Co., LLP
517 Route One	One Penn Plaza
Iselin, New Jersey 08830	36th Floor
732. 855.9600	New York, NY 10119
Fax:732.855.9559	212.867.1319
www.acsbco.com

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

We have read Item 4.02 of the Current Report on Form 8-K being filed herewith by Rongfu Aquaculture, Inc and are in agreement with the statements made therein insofar as they relate to our firm. We have no basis to agree or disagree with other statements contained therein.

Respectfully submitted,

/s/ Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

New York, NY
December 14, 2010

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